SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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☒ Definitive Proxy Statement
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NEW VALLEY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NEW VALLEY CORPORATION

100 S.E. Second Street
Miami, Florida 33131

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD OCTOBER 24, 2002

To the Stockholders of New Valley Corporation:

      The Annual Meeting of Stockholders of New Valley Corporation, a Delaware corporation (the “Company”), will be held at The Hyatt Regency Miami, 400 S.E. Second Avenue, Miami, Florida 33131, on Thursday, October 24, 2002, at 11:00 a.m., local time, or at any postponement or adjournment thereof, for the following purposes:

1. To elect eight directors to hold office until the next annual meeting of stockholders and until their successors are elected and qualified.

2. To transact such other business as may properly be brought before the meeting or any postponement or adjournment thereof.

      Vector Group Ltd., which owns approximately 56.2% of the Common Shares, has advised the Company that it intends to vote its Common Shares in favor of the director candidates nominated by the board of directors. Therefore, election of these candidates is assured.

      Every holder of record of Common Shares of the Company at the close of business on September 11, 2002 is entitled to notice of the meeting and any adjournments or postponements thereof and to vote, in person or by proxy, one vote for each Common Share held by such holder. A list of stockholders entitled to vote at the meeting will be available to any stockholder for any purpose germane to the meeting during ordinary business hours from October 14, 2002 to October 24, 2002, at the headquarters of the Company located at 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131. A proxy statement, form of proxy and the Company’s Annual Report on
Form 10-K for the fiscal year ended December 31, 2001 are enclosed herewith.

By Order of the Board of Directors,

/s/ Bennett S. LeBow

Bennett S. LeBow
Chairman of the Board of Directors

Miami, Florida
September 17, 2002

NEW VALLEY CORPORATION

100 S.E. Second Street
Miami, Florida 33131

PROXY STATEMENT

INTRODUCTION

      The enclosed proxy is solicited on behalf of the Board of Directors of New Valley Corporation, a Delaware corporation (the “Company”). The proxy is solicited for use at the annual meeting of stockholders to be held at The Hyatt Regency Miami, 400 S.E. Second Avenue, Miami, Florida 33131 on Thursday, October 24, 2002, at 11:00 a.m., local time, and at any postponement or adjournment. The Company’s principal executive offices are located at 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131, and its telephone number is (305) 579-8000.

VOTING RIGHTS AND SOLICITATION OF PROXIES

      Every holder of record of Common Shares of the Company at the close of business on September 11, 2002 is entitled to notice of the meeting and any adjournments or postponements thereof and to vote, in person or by proxy, one vote for each Common Share held by such holder. At the record date, the Company had outstanding 22,881,467 Common Shares. This proxy statement, accompanying notice and proxy and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 are first being mailed to stockholders on or about September 20, 2002.

      Any stockholder giving a proxy has the power to revoke the proxy prior to its exercise. A proxy can be revoked by an instrument of revocation delivered at or prior to the annual meeting to the secretary of the Company, by a duly executed proxy bearing a date or time later than the date or time of the proxy being revoked, or at the annual meeting if the stockholder is present and elects to vote in person. Mere attendance at the annual meeting will not serve to revoke a proxy. Abstentions and shares held of record by a broker or its nominee that are voted on any matter are included in determining the number of votes present for quorum purposes. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.

      All proxies received and not revoked will be voted as directed. If no directions are specified, such proxies will be voted FOR the election of the board’s nominees. The nominees receiving a plurality of the votes cast will be elected as directors. The affirmative vote of the majority of votes present and entitled to vote on the matter at the meeting will be necessary for approval of any other matters to be considered at the annual meeting. With respect to the election of directors, shares as to which authority is withheld and broker shares that are not voted will not be included in determining the number of votes cast. With respect to other matters, abstentions and broker shares that are not voted are not treated as present and entitled to vote on the matter.

      As of the record date, Vector Group Ltd. (“Vector Group”) owned approximately 56.2% of the Common Shares of the Company. Bennett S. LeBow, the controlling stockholder of Vector Group, is Chairman of the Board and Chief Executive Officer of the Company.

      Vector Group has advised the Company that it intends to vote all of its Common Shares in favor of the election of the eight nominated directors. Such action by Vector Group will be sufficient to elect these directors without any action on the part of any other holder of Common Shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding all persons known by the Company to own beneficially more than 5% of the Company’s Common Shares, the only class of its voting securities, and Warrants as of the record date. The number of shares beneficially owned by each beneficial owner listed below is based upon the numbers reported by such owner in documents publicly filed with the SEC, publicly available information or information available to the Company. The number of shares and percentage of class include shares of which such beneficial owner has the right to acquire beneficial ownership as specified in Rule 13d -3(d)(1) under the Securities Exchange Act of 1934.

	Number
	of			Number
	Common	Percentage		of	Percentage
Name and Address	Shares	of Class		Warrants	of Class

Bennett S. LeBow	12,849,118 (1)	56.2	%(2)	3,069,663	17.2%
Vector Group Ltd.
VGR Holding Inc.
100 S.E. Second Street Miami, FL 33131

New Valley Holdings, Inc.
209B Baynard Building 3411 Silverside Road Wilmington, DE 19810

Carl C. Icahn	1,262,686 (3)	5.5	%(4)	312,301	1.7%
c/o Icahn Associates Corp. 767 Fifth Avenue New York, NY 10153

Canyon Capital Advisors LLC	1,142,360 (5)	5.0	%(6)	57,118	*
Mitchell R. Julis
Joshua S. Friedman
R. Christian B. Evensen
Suite 200 9665 Wilshire Boulevard Beverly Hills, CA 90212

*	The percentage beneficially owned does not exceed 1% of the class.

(1)	Based on Amendment No. 18 to Schedule 13D dated May 14, 2001, filed jointly by Vector Group, VGR Holding Inc., a direct wholly-owned subsidiary of Vector Group, New Valley Holdings Inc., a direct wholly-owned subsidiary of VGR Holding, and Bennett S. LeBow. According to the filing, VGR Holding exercises sole voting power and sole dispositive power, over 85,602 Common Shares and 1,260,349 Warrants and New Valley Holdings exercises sole voting power and sole dispositive power over 12,763,516 Common Shares and 1,809,314 Warrants. Each of VGR Holding and New Valley Holdings disclaims beneficial ownership of the shares beneficially owned by the other under Rule 13d-3 under the Securities Exchange Act, or for any other purpose. Each of Vector Group and Mr. LeBow disclaims beneficial ownership of these shares under Rule 13d-3, or for any other purpose. VGR Holding and New Valley Holdings have pledged their Company shares to secure VGR Holding’s senior secured notes. The purchase agreement for the notes also provides for restrictions on affiliated transactions between the Company and Vector Group, VGR Holding and their affiliates, as well as for restrictions on the use of future distributions received from the Company.
(2)	Assuming exercise of the Warrants held by the named individual and entities only, the percentage of class would be 61.3%. Assuming exercise of all outstanding Warrants, the percentage of class would be 39.1%.
(3)	Based on Schedule 13D dated June 4, 1999, filed by Carl C. Icahn and affiliated entities. These shares include 1,242,686 Common Shares and 311,301 Warrants, of which Tortoise Corp. has sole voting power and sole dispositive power, and 20,000 Common Shares and 1,000 Warrants, of which Little Meadows Corp. has sole voting power and sole dispositive power. Both of these corporations are 100% owned by Mr. Icahn, who has shared voting power and shared dispositive power over 1,262,686 Common Shares and 312,301 Warrants.

(4)	Assuming exercise of the Warrants held by the named individual only, the percentage of class would be 6.8%. Assuming exercise of all outstanding Warrants, the percentage of class would be 3.9%.
(5)	Based on Schedule 13D dated March 5, 1999, filed by the named individuals and entities. Canyon Capital Advisors LLC is an investment advisor to various managed accounts. Capital Advisors LLC is owned in equal shares by entities controlled by Messrs. Julis, Friedman and Evensen. The named entity and individuals have reported that, as of March 5, 1999, the entity had sole power, and the individuals shared power, to vote or to direct the voting and to dispose or direct the disposition of 1,142,360 Common Shares.
(6)	Assuming exercise of the Warrants held by the named individuals and entities only, the percentage of class would be 5.2%. Assuming exercise of all outstanding Warrants, the percentage of class would be 2.9%.

      The following table sets forth, as of the record date, the beneficial ownership of the Common Shares and Warrants by each of the Company’s directors and nominees, each of the executive officers named in the Summary Compensation Table below and all directors and executive officers as a group. The percentage of each class includes securities of which such person has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Securities Exchange Act. Unless otherwise indicated, each person possesses sole voting and investment power with respect to securities indicated as beneficially owned.

	Number
	of			Number
	Common	Percentage		of	Percentage
Name	Shares	of Class		Warrants	of Class

Bennett S. LeBow(1)(4)	12,849,118	56.2	%(8)	3,069,663	17.2%
Howard M. Lorber(2)(4)	785,370	3.4	%(9)	620,112	3.4%
Richard J. Lampen(4)	0	—		0	—
Henry C. Beinstein(3)(5)	26,499	*		172,500	*
Arnold I. Burns(5) (6)	15,000	*		0	—
Ronald J. Kramer(5)(6)	15,000	*		0	—
Barry W. Ridings(5) (6)	15,000	*		0	—
Victor M. Rivas(5)	0	—		0	—
Marc N. Bell(7)	0	—		0	—
J. Bryant Kirkland III(7)	0	—		0	—
All directors and executive officers as a group (10 persons)	13,705,987	59.6	% (10)	3,862,275	20.9%

*	The percentage beneficially owned does not exceed 1% of the class.

(1)	Includes the VGR Holding shares and the New Valley Holdings shares, as to which Mr. LeBow disclaims beneficial ownership. See footnote (1) to the preceding table.
(2)	Includes 600,037 Common Shares held directly by Mr. Lorber, 120,000 Common Shares held by Lorber Alpha II Partnership, a Nevada limited partnership, and 65,333 Common Shares and 584,000 Warrants subject to employee stock options. Lorber Alpha II, Inc., a Nevada corporation, is the general partner of Lorber Alpha II Partnership. Mr. Lorber is the director, officer and principal stockholder of Lorber Alpha II, Inc.
(3)	Includes 833 Common Shares and 12,500 Warrants beneficially owned by his spouse, as to which shares Mr. Beinstein disclaims beneficial ownership, and 15,000 Common Shares issuable upon exercise of options currently exercisable within 60 days of the record date.
(4)	The named individual is a director and an executive officer of the Company.
(5)	The named individual is a director of the Company.
(6)	Includes 15,000 Common Shares issuable upon exercise of options exercisable within 60 days of the record date.
(7)	The named individual is an executive officer of the Company.
(8)	Assuming exercise of the Warrants held by the named individual only, the percentage of class would be 61.3%. Assuming exercise of all outstanding Warrants, the percentage of class would be 39.1%.
(9)	Assuming exercise of the Warrants held by the named individual only, the percentage of class would be 6.0%. Assuming exercise of all outstanding Warrants, the percentage of class would be 3.4%.

(10)	Assuming exercise of the Warrants held by the group only, the percentage of class would be 64.1%. Assuming exercise of all outstanding Warrants, the percentage of class would be 42.4%.

NOMINATION AND ELECTION OF DIRECTORS

      The Company’s by-laws provide that the number of directors shall be not more than nine and not less than three as shall be determined from time to time by the board. The board of the Company currently consists of eight directors. The present term of office of all directors will expire at the annual meeting.

      Provided a quorum is present, directors are elected by a plurality of the votes cast at an election, to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. The nominees for election as directors are discussed below. Although each nominee presently intends to serve, if any nominee is unable or unwilling to serve, the board may nominate another person in substitution. In that case, the persons named as proxies in the accompanying proxy card will vote FOR the election of the substitute nominee for director.

      The board recommends that stockholders vote FOR election of the nominees named below.

Information with Respect to Nominees

      The following table sets forth, as of the record date, certain information as to each of the nominees. Each nominee is a citizen of the United States.

			Director
Name and Address	Age	Principal Occupation	Since

Bennett S. LeBow	64	Chairman of the Board and Chief	December 1987
New Valley Corporation		Executive Officer of the
100 S.E. Second Street		Company
Miami, FL 33131

Howard M. Lorber	54	President and Chief Operating	January 1991
New Valley Corporation		Officer of the Company
100 S.E. Second Street
Miami, FL 33131

Richard J. Lampen	48	Executive Vice President and	July 1996
New Valley Corporation		General Counsel of the Company
100 S.E. Second Street
Miami, FL 33131

Henry C. Beinstein	59	Retired Executive Director,	November 1994
207 Madison Road		Schulte Roth & Zabel
Scarsdale, NY 10583		LLP

Arnold I. Burns	72	Managing Director, Arnhold and	November 1994
Arnhold and S. Bleichroeder, Inc.		S. Bleichroeder, Inc.
1345 Avenue of the Americas
New York, NY 10105

Ronald J. Kramer	43	President,	November 1994
Wynn Resorts		Wynn Resorts
3145 Las Vegas Blvd., South
Las Vegas, NV 89109

Barry W. Ridings	50	Managing Director,	November 1994
Lazard Frères & Co. LLC		Lazard Frères & Co. LLC
30 Rockefeller Plaza
New York, NY 10020

Victor M. Rivas	58	President and Chief Executive	October 1999
Ladenburg Thalmann Financial Services Inc.		Officer of Ladenburg Thalmann
590 Madison Avenue		Financial Services Inc.
New York, NY 10022

      Bennett S. LeBow has been Chairman of the Board of the Company since January 1988 and Chief Executive Officer since November 1994. Mr. LeBow has been the Chairman of the Board and Chief Executive Officer of Vector Group, a New York Stock Exchange-listed holding company, with subsidiaries engaged in the manufacture and sale of cigarettes, since June 1990, and a director of Vector Group since October 1986, and currently holds various positions with Vector Group’s subsidiaries. Mr. LeBow has been a director of Ladenburg Thalmann Financial Services Inc. since May 2001.

      Howard M. Lorber has been President and Chief Operating Officer of the Company since November 1994. Since January 2001, Mr. Lorber has been President, Chief Operating Officer and a director of Vector Group. Mr. Lorber has been Chairman of the Board of Hallman & Lorber Assoc., Inc., consultants and actuaries to qualified pension and profit sharing plans, and various of its affiliates since 1975; a stockholder and a registered representative of Aegis Capital Corp., a broker-dealer and a member firm of the National Association of Securities Dealers, since 1984; Chairman of the Board of Directors since 1990 and Chief Executive Officer since November 1993 of Nathan’s Famous, Inc., a chain of fast food restaurants; a consultant to Vector Group and its subsidiaries from January 1994 to January 2001; a director and member of the audit committee of United Capital Corp., a real estate investment and diversified manufacturing company, since May 1991; a director and member of the audit committee of Prime Hospitality Corp., a company doing business in the lodging industry, since May 1994; and Chairman of the Board of Ladenburg Thalmann Financial Services since May 2001. He is also a trustee of Long Island University and Babson College.

      Richard J. Lampen has been the Executive Vice President and General Counsel of the Company since October 1995. Since July 1996, Mr. Lampen has served as Executive Vice President of Vector Group and since November 1998 as President and Chief Executive Officer of CDSI Holdings Inc., a company controlled by the Company with interests in the marketing services business. Mr. Lampen has been a director of a director of CDSI since January 1997 and a director of Ladenburg Thalmann Financial Services since January 2002. From May 1992 to September 1995, Mr. Lampen was a partner at Steel Hector & Davis, a law firm located in Miami, Florida. From January 1991 to April 1992, Mr. Lampen was a Managing Director at Salomon Brothers Inc, an investment bank, and was an employee at Salomon Brothers Inc from 1986 to April 1992. Mr. Lampen has served as a director of a number of other companies, including U.S. Can Corporation, The International Bank of Miami, N.A. and Spec’s Music Inc., as well as a court-appointed independent director of Trump Plaza Funding, Inc.

      Henry C. Beinstein retired in August 2002 as the Executive Director of Schulte Roth & Zabel LLP, a New York-based law firm, a position he had held since August 1997. Before that, Mr. Beinstein had served as the Managing Director of Milbank, Tweed, Hadley & McCloy LLP, a New York-based law firm, commencing November 1995. Mr. Beinstein was the Executive Director of Proskauer Rose LLP, a New York-based law firm, from April 1985 through October 1995. Mr. Beinstein is a certified public accountant in New York and New Jersey and prior to joining Proskauer was a partner and National Director of Finance and Administration at Coopers & Lybrand. Mr. Beinstein has been a director of Ladenburg Thalmann Financial Services since May 2001.

      Arnold I. Burns has been a Managing Director at Arnhold and S. Bleichroeder, Inc., an investment bank, since February 1999. Mr. Burns was a partner of Proskauer Rose LLP from September 1988 to January 1999. Mr. Burns was Associate Attorney General of the United States in 1986 and Deputy Attorney General from 1986 to 1988.

      Ronald J. Kramer has been the President of Wynn Resorts, a gaming company, since April 2002. Mr. Kramer served as a Managing Director at Dresdner Kleinwort Wasserstein, Inc., an investment bank, from July 1999 to October 2001. Mr. Kramer was the Chairman of the Board and Chief Executive Officer of Ladenburg Thalmann & Co. Inc., a broker-dealer and investment bank, from December 1995 to July 1999. Until December 2001, Ladenburg Thalmann & Co. was an indirect subsidiary of the Company. Mr. Kramer currently serves as a director of Griffon Corporation, Lakes Gaming, Inc. and TMP Worldwide Inc.

      Barry W. Ridings has been a Managing Director at Lazard Frères LLC, an investment bank, since June 1999. Mr. Ridings was a Managing Director of Deutsche Banc Alex. Brown, an investment bank, from March 1990 to June 1999. Mr. Ridings currently serves as a director of Siem Industries Inc.

      Victor M. Rivas has been President, Chief Executive Officer and a director of Ladenburg Thalmann Financial Services since May 2001. Mr. Rivas has been affiliated with Ladenburg Thalmann & Co. Inc. since

1997 and has been its Chairman and Chief Executive Officer since July 1999. Prior to joining Ladenburg Thalmann & Co., Mr. Rivas served as an officer of the brokerage firms of Rickel & Associates, Inc. from March 1997 to September 1997 and Janssen-Meyers Associates, L.P. from January 1996 to March 1997. Mr. Rivas had previously served as Chairman of the Board and Chief Executive Officer of Conquest Industries Inc. and its subsidiary, Conquest Airlines Corp.

Board of Directors and Committees

      During 2001, the Board held three meetings. Each director attended at least 75% of the aggregate number of meetings of the Board and of each committee of which he was a member held during such period except for Mr. LeBow. During that period, the executive committee, currently composed of Messrs. LeBow, as Chairman, Lorber and Burns, acted by written consent five times, the audit committee, currently composed of Messrs. Beinstein, Burns and Ridings, met four times, and the stock plan committee, consisting of Messrs. Beinstein and Ridings, met once.

      The executive committee exercises, in the intervals between meetings of the Board, all the powers of the board in the management and affairs of the Company.

      The audit committee reviews the services to be performed by the Company’s independent accountants, makes recommendations regarding the engagement of the independent accountants and reviews the quarterly and year-end financial statements of the Company with management and the independent accountants. See “Audit Committee Report”.

      The stock plan committee administers the Company’s 2000 Long-Term Incentive Plan.

      The Board does not have a separate compensation committee and acts on compensation matters as a committee of the whole. For information on the compensation of the Company’s executive officers, see “Board Report on Executive Compensation”. The Company does not have a nominating committee.

Executive Compensation

      The following table sets forth information concerning compensation awarded to, earned by or paid during the past three years to those persons who were, at December 31, 2001, the Company’s Chief Executive Officer and the other executive officers whose cash compensation exceeded $100,000 (collectively, the “named executive officers”).

SUMMARY COMPENSATION TABLE(1)

						Long-Term
		Annual Compensation				Compensation

							Securities
							Under-
				Other		Restricted	Lying
Name and				Annual		Stock	Options
Principal Position	Year	Salary	Bonus	Compensation		Award(s)	(#)

Bennett S. LeBow	2001	$2,000,000	—	$68,101	(2)	—	—
Chairman and Chief Executive	2000	2,000,000	—	67,085	(2)	—	—
Officer	1999	2,000,000	—	56,946	(2)	—	—

Howard M. Lorber	2001	1,739,725	$500,000	90,000	(2)	—	—
President and Chief Operating	2000	1,686,835	500,000	90,000	(2)	—	—
Officer	1999	1,650,000	500,000	82,500	(2)	—	—

Richard J. Lampen	2001	750,000	—	—		—	—
Executive Vice President and	2000	750,000	—	—		—	—
General Counsel(3)	1999	750,000	—	—		—	—

Marc N. Bell	2001	375,000	—	—		—	—
Vice President, Associate	2000	300,000	100,000	—		—	—
General Counsel and Secretary(4)	1999	300,000	—	—		—	—

J. Bryant Kirkland III	2001	250,000	—	56,591	(6)	—	—
Vice President, Chief Financial	2000	250,000	100,000	—		—	—
Office and Treasurer(5)	1999	250,000	—	—		—	—

(1)	Unless otherwise stated, the aggregate value of perquisites and other personal benefits received by the named executive officers are not reflected because the amounts were below the reporting requirements established by SEC rules.
(2)	Represents allowances paid by the Company to an entity affiliated with Mr. LeBow and to Mr. Lorber for lodging and related business expenses.
(3)	The table reflects 100% of Mr. Lampen’s salary and bonus, all of which are paid by the Company. Of Mr. Lampen’s salary from the Company, $187,500 per year has been reimbursed to the Company by Vector Group.
(4)	The table reflects 100% of Mr. Bell’s salary and bonus, all of which are paid by Vector Group. Of Mr. Bell’s salary from Vector Group, $187,500 in 2001, $150,000 in 2000 and $150,000 in 1999 have been reimbursed to Vector Group by the Company.
(5)	The table reflects 100% of Mr. Kirkland’s salary and bonus, all of which are paid by the Company. Of Mr. Kirkland’s salary from the Company, $62,500 per year has been reimbursed to the Company by Vector Group.
(6)	Represents relocation benefits provided for Mr. Kirkland’s spouse.

     The following table sets forth certain information concerning unexercised options held by the named executive officers as of December 31, 2001. There were no stock options exercised by the named executive officers during 2001.

AGGREGATED FISCAL YEAR-END OPTION VALUES

	Number of Securities		Value of Unexercised
	Underlying Unexercised		In-the-Money
	Options at		Options at
	December 31, 2001		December 31, 2001*

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Howard M. Lorber
Common Shares	65,333	—	$26,189	$—
Warrants	584,000	—	$—	$—

*	Calculated using the closing price of $3.96 per Common Share and $0.16 per Warrant on December 31, 2001 less the option exercise price.

Compensation of Directors

      In 2001, each non-employee director of the Company received an annual fee of $35,000 for serving on the board of directors, an annual fee of $60,000 for serving on the executive committee thereof and a $1,000 fee for attendance at each meeting of the board of directors or a committee thereof other than the executive committee. Each director is reimbursed for reasonable out-of-pocket expenses incurred in serving on the board.

      Under the Company’s Non-Employee Directors Stock Option Program, each non-employee director will automatically be granted an option to acquire 5,000 Common Shares upon reelection as a director at the 2002 annual meeting. The exercise price for each option awarded under the program will be equal to the fair market value of a Common Share on the date of grant. Each option will be exercisable on the first anniversary of the date of grant.

Employment Agreements

      Bennett S. LeBow is a party to an employment agreement with the Company dated as of June 1, 1995, as amended effective as of January 1, 1996. The agreement had an initial term of three years effective as of January 18, 1995, with an automatic one-year extension on each anniversary of the effective date unless notice of non-extension is given by either party within the 60-day period before this date. As of January 1, 2002, Mr. LeBow’s annual base salary was $2,000,000. Following termination of his employment without cause, he would continue to receive his base salary for a period of 36 months commencing with the next anniversary of the effective date following the termination notice. Following termination of his employment within two years of a change of control, he would receive a lump sum payment equal to 2.99 times his then current base salary.

      Howard M. Lorber is a party to an employment agreement with the Company dated June 1, 1995. The agreement had an initial term of three years effective as of January 18, 1995, with an automatic one-year extension on each anniversary of the effective date unless notice of non-extension is given by either party within 60 days before this date. As of January 1, 2002, Mr. Lorber’s annual base salary was $1,773,726. Mr. Lorber’s salary is subject to an annual cost of living adjustment. In addition, the Board must periodically review this base salary and may increase but not decrease it from time to time in its sole discretion. The Board may also award an annual bonus to Mr. Lorber in its sole discretion. The Board awarded Mr. Lorber a bonus of $500,000 for 2001. Following termination of his employment without cause, he would continue to receive his base salary for a period of 36 months commencing with the next anniversary of the effective date following the termination notice. Following termination of his employment within two years of a change of control, he would receive a lump sum payment equal to 2.99 times the sum of his then current base salary and the bonus amounts earned by him for the twelve-month period ending with the last day of the month immediately before the month in which the termination occurs.

      Richard J. Lampen is a party to an employment agreement with the Company dated September 22, 1995. The agreement had an initial term of two and a quarter years from October 1, 1995 with automatic renewals after the initial term for additional one-year terms unless notice of non-renewal is given by either party within the 90-day period before the termination date. As of January 1, 2002, his annual base salary was $750,000. In addition, the Board may award an annual bonus to Mr. Lampen in its sole discretion. The Board may increase but not decrease Mr. Lampen’s base salary from time to time in its sole discretion. Following termination of his employment without cause, he would receive severance pay in a lump sum equal to the amount of his base salary he would have received if he was employed for one year after termination of his employment term.

      J. Bryant Kirkland III is a party to an employment agreement with the Company dated August 1, 1999. The agreement had an initial term of one year from August 1, 1999 with automatic renewals after the initial term for additional one-year terms unless notice of non-renewal is given by either party within the 90-day period prior to the termination date. As of January 1, 2002, his annual base salary was $250,000. In addition, the Board of Directors may award an annual bonus to Mr. Kirkland in its sole discretion. The Board may increase but not decrease Mr. Kirkland’s base salary from time to time in its sole discretion. Following termination of his employment without cause, Mr. Kirkland would receive severance pay in a lump sum equal to the amount of his base salary he would have received if he was employed for one year after termination of his employment term.

Compensation Committee Interlocks and Insider Participation

      The Company does not currently have a compensation committee. The Board acts on compensation matters as a committee of the whole. During 2001, Messrs. LeBow, Lorber, Lampen and Rivas served as an officer or employee of the Company or its subsidiaries. During 2001, Messrs. LeBow and Lorber, executive officers of the Company, served as directors of Ladenburg Thalmann Financial Services Inc. (“LTS”), and Mr. Lorber served as a member of the LTS compensation committee. Mr. Rivas, a director of the Company, is the President and Chief Executive Officer of LTS.

Certain Relationships and Related Transactions

      On December 20, 2001, the Company distributed its 53.6% interest (22,543,158 shares) in LTS common stock to holders of the Company’s Common Shares through a special dividend. The Company’s stockholders received 0.988 of a LTS share for each share of the Company. On the same date, Vector Group, the Company’s principal stockholder, distributed the 12,694,929 shares of LTS common stock that it received from the Company to the holders of Vector Group’s common stock as a special dividend. The Company had acquired the shares in May 2001, along with cash and an $8,010,000 convertible promissory note of LTS, in connection with LTS’s acquisition of the Company’s 80.1%-owned subsidiary, Ladenburg Thalmann & Co. As a result of the pro rata distributions of the LTS shares, Mr. LeBow became the beneficial owner of approximately 10.4% of the LTS common stock. Since May 2001, Messrs. LeBow, Lorber, Beinstein and Rivas have served as directors of LTS, and Mr. Lampen has served in that capacity since January 2002. Mr. Rivas has served as President and Chief Executive Officer of LTS since May 2001, and J. Bryant Kirkland III, the Company’s Vice President and Chief Financial Officer, has served as Chief Financial Officer of LTS since June 2001.

      The $8,010,000 convertible promissory note due December 31, 2005 issued to the Company in connection with the acquisition bears interest at 7.5% per annum, is convertible into 3,844,216 shares of LTS common stock and is secured by a pledge of the Ladenburg Thalmann & Co. stock. In June 2002, the Company, together with other holders of LTS’s convertible notes, agreed with LTS to forbear until May 15, 2003 payment of the interest due to them under the convertible notes on the interest payment dates commencing June 30, 2002 through March 31, 2003. Interest on the deferred amounts accrues at 8.0% per annum on the Company’s notes.

      In August 2001, the Company and another significant stockholder of LTS each lent LTS $1,000,000. The loans, which bore interest at the prime rate plus 1%, were repaid in January 2002. As consideration for the loans, LTS issued to each of the Company and the other stockholder a five-year, immediately exercisable warrant to purchase 100,000 LTS shares at an exercise price of $1.00 per share.

      On March 27, 2002, LTS borrowed $2,500,000 from the Company. The loan, which bears interest at 1% above the prime rate, is due on the earlier of December 31, 2003 or the completion of one or more equity financings where LTS receives at least $5,000,000 in total proceeds. On July 16, 2002, LTS borrowed an additional $2,500,000 from the Company on the same terms. LTS has filed a registration statement for a proposed rights offering to the holders of its outstanding common stock, convertible notes, warrants and options. The Company has advised LTS that it will purchase up to $5,000,000 of LTS common stock in the rights offering if such shares are otherwise unsubscribed for. In August 2002, LTS announced it had postponed the rights offering due to market conditions.

      Prior to the LTS acquisition, the Company maintained office space at Ladenburg Thalmann & Co.’s principal offices. In connection with the closing of the transaction, the Company entered into a license agreement with Ladenburg Thalmann & Co. in which the Company will continue to occupy this space at no cost to the Company. The license agreement is for one year and is automatically renewed for successive one-year periods unless terminated by the Company.

      In 1995, the Company and Vector Group entered into an expense sharing agreement pursuant to which certain lease, legal and administrative expenses are allocated to the entity incurring the expense. The Company expensed approximately $482,000 under this agreement for 2001. This arrangement with Vector Group has continued in 2002.

      Mr. Lorber is Chairman of the Board of Hallman & Lorber. During 2001, Hallman & Lorber and its affiliates received ordinary and customary insurance commissions aggregating approximately $162,000 on various insurance policies issued for the Company and its affiliates. Hallman & Lorber and its affiliates have continued to provide services to the Company in 2002.

      See “Item 3. Legal Proceedings”, as well as Note 8 to the Company’s Consolidated Financial Statements, in the accompanying annual report, for information concerning pending lawsuits against the directors relating to the Company’s purchase of BrookeMil Ltd. from a subsidiary of Vector Group in January 1997 and the Company’s June 1999 recapitalization.

Board Report on Executive Compensation

      The policy of the Company regarding the compensation of its executive officers is to maintain a total compensation program competitive with comparable companies so as to attract and retain highly qualified personnel.

      In June 1995, the Company entered into employment agreements with Messrs. LeBow and Lorber, after it had engaged an independent executive compensation advisor to advise as to their compensation. In addition, the Company had appointed Messrs. Burns, Ridings and a former director as members of an ad hoc committee to review the advisor’s report and make a recommendation to the board on their compensation. The committee evaluated various factors, including the roles of Messrs. LeBow and Lorber in effecting recent material transactions entered into by the Company, their prior services to the Company, and the compensation levels of other senior executive officers at comparable companies performing comparable services. In determining the appropriate compensation level for Mr. LeBow’s employment agreement, the board, after a review of such matters, including the recommendation of the committee and the report of the advisor, accepted the recommendation of the committee. First, the board noted that the Company’s bankruptcy plan provided that the compensation paid to Mr. LeBow for services rendered in his capacity as an officer or director of the Company could not exceed $2,000,000 per year, and that these restrictions were extensively discussed during the Company’s reorganization proceedings. The board of directors then determined, based upon additional recommendations of the committee and the advisor’s report, that:

•	implementation of the Company’s strategy of acquisitions and dispositions would involve complex matters requiring dedicated senior management;

•	Mr. LeBow possessed substantial experience in acquiring and managing operating companies;

•	the proposed annual compensation level of $2,000,000 for Mr. LeBow was reasonable compared to the compensation levels of other chief executive officers at comparable companies performing comparable services; and

•	because Mr. LeBow’s compensation was limited to $2,000,000 per year under the Company’s bankruptcy plan, as indicated above, Mr. LeBow would not receive any bonus or other payment based upon the Company’s performance. (These provisions of the bankruptcy plan terminated upon consummation of the Company’s recapitalization in June 1999.)

      In determining the compensation levels of the Company’s other executive officers, the board of directors reviews the officer’s prior experience, including in acquiring and managing operating companies, and the officer’s contribution to the Company’s strategy in the area. The board also compares the salary of the officer with the compensation levels of other executive officers performing comparable services, both in the Company and of comparable companies. The employment agreements of certain executive officers provide for the payment of bonuses at the sole discretion of the board. Based on various factors, Mr. Lorber was awarded a bonus of $500,000 by the board for 2001.

      In 1993, Section 162(m) was added to the Internal Revenue Code. This section generally provides that no publicly held company may deduct compensation in excess of $1 million paid in any taxable year to its chief executive officer or any of its four other highest paid officers unless:

•	the compensation is payable solely on account of the attainment of performance goals;

•	the performance goals are determined by a compensation committee of two or more outside directors;

•	the material terms under which compensation is to be paid are disclosed to and approved by the stockholders of the Company; and

•	the compensation committee certifies that the performance goals were met.

      This limitation is applicable to compensation paid by the Company to certain of its executive officers. The effect of the Code Section 162(m) limitation is substantially mitigated by the Company’s net operating losses, although the amount of any deduction disallowed under Code Section 162(m) could increase the Company’s alternative minimum tax by up to 2% of such disallowed amount.

      The foregoing information is provided by the board of directors.

Henry C. Beinstein
Arnold I. Burns
Ronald J. Kramer
Richard J. Lampen
Bennett S. LeBow
Howard M. Lorber
Barry W. Ridings
Victor M. Rivas

Audit Committee Report

      This audit committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

      Composition and Independence. The audit committee of the board of directors is composed of three directors, each of whom is independent under the National Association of Securities Dealers’ rules. The members of the audit committee are Henry C. Beinstein, Arnold I. Burns and Barry W. Ridings.

      Responsibilities. The responsibilities of the audit committee include, among other things, reviewing the services performed and to be performed by the Company’s independent accountants, making recommendations regarding the engagement of the independent accountants and reviewing the quarterly and year-end financial statements of the Company with management and the independent accountants. The audit committee operates under a written charter adopted by the board of directors.

      Review with Management and Independent Accountants. In connection with the December 31, 2001 financial statements, the audit committee met and held discussions with management and the independent accountants. Management represented to the audit committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee reviewed and discussed the consolidated financial statements with management and the independent accountants.

      The audit committee discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61, received the written disclosures and letter from the independent accountants required by Independence Standards Board Statement No. 1, and discussed with the independent accountants, PricewaterhouseCoopers LLP, the firm’s independence.

      Based upon its review of the financial statements, its discussions with management and the independent accountants, and the report of the independent accountants to the audit committee, the audit committee recommended to the board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 filed with the Securities and Exchange Commission.

      This report is submitted by the audit committee of the Company.

Henry C. Beinstein
Arnold I. Burns
Barry W. Ridings

      Audit Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for professional services for the audit of the annual financial statements of the Company and its consolidated subsidiaries and the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q for the last fiscal year were $194,500.

      Financial Information Systems Design and Implementation Fees. There were no fees billed by PricewaterhouseCoopers LLP to the Company for financial information systems design and implementation.

      All Other Fees. Aggregate fees billed for all other services rendered by PricewaterhouseCoopers LLP for the last fiscal year were $209,423. The audit committee has considered whether PricewaterhouseCoopers LLP’s independence is compatible with rendering the non-audit services during the last fiscal year.

Performance Graph

      The following graph compares the total annual return of the Company’s Common Shares, the S&P 500 Index, the S&P SmallCap 600 Index, and the NASDAQ Composite Index for the five years ended December 31, 2001. The graph assumes the value of the investment in the Common Shares and each index was $100 on December 31, 1996 and that all dividends were reinvested. Information for the Company’s Common Shares includes the value of the December 20, 2001 distribution to the Company’s stockholders of shares of LTS common stock and assumes the stock was held by such stockholders until December 31, 2001. No other dividends or distributions were paid on Common Shares in the years indicated below. The Company does not believe that it can reasonably identify a “peer group” and, in lieu thereof, it has included statistical information with respect to companies in the S&P 500 Index, the S&P SmallCap 600 Index and the NASDAQ Composite Index. Stock prices are adjusted for the 1999 recapitalization.

	12/96	12/97	12/98	12/99	12/00	12/01

New Valley Corporation	$100	$38	$36	$51	$25	$40
S&P 500	$100	$133	$171	$208	$189	$166
S&P SmallCap 600	$100	$126	$124	$139	$155	$166
NASDAQ Composite	$100	$122	$171	$318	$194	$153

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

      PricewaterhouseCoopers LLP has been the independent accountants for the Company since March 1995 and will serve in that capacity for the 2002 fiscal year unless the audit committee deems it advisable to make a substitution. It is expected that one or more representatives of such firm will attend the annual meeting and be available to respond to any questions. These representatives will be given an opportunity to make statements at the annual meeting if they so desire.

MISCELLANEOUS

Annual Report

      The Company has mailed, with this proxy statement, copies of the annual report to each stockholder as of the record date. If a stockholder requires an additional copy of the annual report, the Company will provide one, without charge, on the written request of any such stockholder addressed to the Company’s secretary at New Valley Corporation, 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act requires the Company’s directors and executive officers, as well as persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of initial beneficial ownership and changes in beneficial ownership on Forms 3, 4 and 5 with the SEC. These persons are also required by SEC regulations to furnish the Company with copies of all reports that they file.

      To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, during and with respect to the fiscal year ended December 31, 2001, all reporting persons have timely complied with all filing requirements applicable to them.

Stockholder Proposals for the 2003 Annual Meeting

      Proposals of stockholders intended to be presented at the 2003 annual meeting of stockholders of the Company pursuant to Rule 14a-8 of the Securities Exchange Act must be received by the Company at its principal executive offices, 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131, Attention: Marc N. Bell, Secretary, on or before May 20, 2003 in order to be eligible for inclusion in the Company’s proxy statement relating to that meeting. Notice of a stockholder proposal submitted outside the processes of Rule 14a-8 will be considered untimely unless submitted by August 6, 2003.

Other Matters

      The cost of this solicitation of proxies will be borne by the Company. In addition to the use of the mails, some of the directors, officers and regular employees of the Company may, without additional compensation, solicit proxies personally or by telephone. The Company will reimburse brokerage houses, banks and other custodians, nominees and fiduciaries for expenses incurred in forwarding soliciting material to the beneficial owners of Common Shares.

      The board of directors knows of no other matters which will be presented at the annual meeting. If, however, any other matter is properly presented at the annual meeting, the proxy solicited by this proxy statement will be voted on such matters in accordance with the judgment of the person or persons holding such proxy.

By Order of the Board of Directors,

/s/ Bennett S. LeBow

Bennett S. LeBow
Chairman of the Board of Directors

Date: September 17, 2002

NEW VALLEY CORPORATION

PROXY

SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE 2002 ANNUAL MEETING OF
STOCKHOLDERS OF NEW VALLEY CORPORATION

     The undersigned record holder of Common Shares, $.01 par value, of New Valley Corporation (the “Company”) hereby constitutes and appoints each of Marc N. Bell and J. Bryant Kirkland III, attorney and proxy of the undersigned, with power of substitution, to attend, vote and act for the undersigned at the 2002 Annual Meeting of Stockholders of the Company, a Delaware corporation, to be held at The Hyatt Regency Miami, 400 S.E. Second Avenue, Miami, Florida 33131 on Thursday, October 24, 2002 at 11:00 a.m. local time, and at any adjournments or postponements thereof, with respect to the following on the reverse side of this proxy card and, in their discretion, on such other matters as may properly come before the meeting and at any adjournments or postponements thereof.

(TO BE CONTINUED AND SIGNED ON THE REVERSE SIDE)

☒ PLEASE MARK YOUR VOTE AS IN THIS EXAMPLE.

Item 1.	Election of Directors:

FOR all nominees named at right (except as indicated to the contrary) ☐

WITHHOLD AUTHORITY to vote for all nominees named at right ☐

	Nominees:	Bennett S. LeBow, Howard M. Lorber, Richard J. Lampen, Henry C. Beinstein, Arnold I. Burns, Ronald J. Kramer, Barry W. Ridings and Victor M. Rivas.

(INSTRUCTION:	To withhold authority to vote for any individual nominee, write that nominee’s name on the line provided below.)

If not otherwise directed, this proxy will be voted FOR the election of the nominees.

The Board of Directors recommends a vote FOR all nominees in Item 1.

PLEASE DATE, SIGN AND MAIL AT ONCE IN THE ENCLOSED POSTPAID ENVELOPE.

Signature	Date	Signature		Date
IF HELD JOINTLY

NOTE: Please sign exactly as your name appears hereon. If signing as attorney, administrator, trustee, guardian or the like, please give full title as such. If signing for a corporation, please give your title.